Exhibit 99.1

Aug. 28, 2012

FOR IMMEDIATE RELEASE

Contacts:
Alan Greer	David White
Executive Vice President	Vice President
Investor Relations	Corporate Communications
(336-733-3021)	(336-733-1471)
agreer@bbandt.com	drwhite@bbandt.com

BB&T Corporation appoints seven new directors
Announces retirement of three members, adds four seats

WINSTON-SALEM, N.C. – The Board of Directors of BB&T Corporation (NYSE: BBT) announced today that it is matching the membership of the boards of BB&T and Branch Banking and Trust Company, BB&T’s largest subsidiary. These moves will be effective Jan.1, 2013.

“Matching the membership of our two boards will give BB&T more flexibility and is in line with the structure of many of our peer banks,” said Kelly King, BB&T chairman and CEO. “In addition, both boards will benefit from the wealth of talent and experience provided by the new directors.”

The BB&T corporate board voted today to increase the company’s number of directors from 15 to 19, effective Jan. 1, 2013. In accordance with BB&T Corporation's director retirement policy, three members of the BB&T corporate board will retire effective Dec. 31, 2012: J. Littleton Glover Jr., attorney, Glover & Davis, P.A.; Jane P. Helm, retired vice chancellor for business affairs, Appalachian State University; and Valeria Lynch Lee, consultant. The board voted to fill the seven positions with members from the board of directors of Branch Banking and Trust Company, BB&T’s banking subsidiary.

New BB&T corporate board members effective Jan. 1, 2013, include: James A. Faulkner, retired; I. Patricia Henry, retired, Miller Brewing Company; Eric C. Kendrick, president, Mereck Associates Inc.; Louis B. Lynn, Ph.D., president ENVIRO AgScience; Edward C. Milligan, retired; Charles A. Patton, Patco Investment L.L.C.; and Tollie W. Rich Jr., retired.

Similarly, the board membership of Branch Banking and Trust Company will be expanded to include the BB&T corporate board members effective Jan. 1, 2013. This will result in the two boards having identical memberships at the beginning of next year.

The BB&T corporate board also voted to split the Executive and Risk Management Committee into two separate committees. This action reflects the increasing importance of the risk management function. It also is in line with new Dodd-Frank-related proposed rulemaking for a large bank holding company’s Risk Management Committee to operate as a stand-alone committee. The change will be effective Jan. 1, 2013.

About BB&T
BB&T Corporation (NYSE: BBT) is one of the largest financial services holding companies in the U.S. with $178.5 billion in assets and market capitalization of $21.6 billion, as of June 30, 2012. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

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